Exhibit 99.1
News Release

For Immediate Release
November 14, 2011

Federal Home Loan Bank of San Francisco
Announces 2011 Director Election Results

San Francisco-The Bank today announced the results of the 2011 election for one nonmember independent director position, one California member director position, and one Nevada member director position on its Board of Directors.

The Bank's members elected incumbent nonmember independent director Kevin Murray to a new term on the Bank's board. Mr. Murray is a managing partner with The Murray Group, Los Angeles, California.

The Bank's California members also elected Craig G. Blunden as a California member director on the Bank's board. Mr. Blunden is chairman and chief executive officer of Provident Savings Bank, F.S.B., Riverside, California. The Bank's Nevada members also elected Kenneth A. Vecchione as a Nevada member director on the Bank's board. Mr. Vecchione is vice chairman of Bank of Nevada, Las Vegas, Nevada.

The positions to be held by Mr. Murray, Mr. Blunden, and Mr. Vecchione each have a four-year term beginning January 1, 2012, and ending December 31, 2015.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. Members may include federally insured depositories-commercial banks, credit unions, industrial loan companies, and savings institutions-as well as insurance companies and community development financial institutions, including privately insured, state-chartered credit unions.

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Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com